EXHIBIT 21.1

                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

                      SUBSIDIARIES AS OF DECEMBER 28, 1996

                                       JURISDICTION OF          PERCENT VOTING
NAME OF SUBSIDIARY                     INCORPORATION          SECURITIES OWNED
------------------                     -------------          ----------------

Appliance Recycling Centers of
  America-California, Inc.             California                         80%

ARCA Appliance Recycling Center
  (B.C.), Ltd.                         British Columbia                  100%

ARCA of St. Louis, Inc.                Missouri                          100%

ARCA-Maryland, Inc.                    Maryland                          100%